Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of Scilex Holding Company

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 13, 2022, in the Registration Statement on Form S-1 and related Prospectus of Scilex Holding Company for the registration of up to 144,975,423 shares of its common stock, up to 11,003,988 shares of common stock issuable upon the exercise of warrants and up to 5,265,776 warrants to purchase shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

November 30, 2022